Exhibit 10.2

SIXTH AMENDMENT TO KAMAN CORPORATION

SUPPLEMENTAL EMPLOYEES’ RETIREMENT PLAN

WHEREAS, Kaman Corporation (“Kaman” or the “Company”) established the Kaman Corporation Supplemental Employees’ Retirement Plan (originally known as the “Kaman Corporation Excess Benefit Plan”) (the “Plan” or “SERP”) on April 30, 1976, effective as of January 1, 1976, which has been amended from time to time and, most recently was restated in its entirety on January 1, 1994, and has been amended five times since: and

WHEREAS, Section 6 permits the amendment of the SERP at any time and from time to time; and

WHEREAS, Kaman desires to amend the SERP in certain respects hereinafter enumerated;

NOW THEREFORE, the SERP is hereby amended as follows effective January 1, 2006:

1. The following sentences shall be added after the first sentence of Section 3 of the SERP:

“In calculating the amount of annual benefit which would have accrued for a Participant under the Plan for purposes of Section 3(i), only salary and annual bonus payable prior to the date of the Participant’s employment termination with respect to periods of active employment shall be treated as “W-2 Earnings” (for purposes of the Pension Plan) for all periods after December 31, 2005. Under no circumstances shall severance or salary continuation payments made under any plan, program arrangement or agreement of the Company or its affiliates or equity compensation which becomes taxable after December 31, 2005 be included in determining“W-2 Earnings” or “Average Final Salary” for purposes of the SERP.”

2. Section 10(a)(1), 10(a)(2) and 10(a)(3) of the SERP are replaced with the following:

“(1) Credited and Continuous Service (as those terms are defined in the Pension Plan) shall accrue at a rate of two (2) years for each completed calendar year of employment, for the first five calendar years of employment (i.e., through December 31, 2003). For this purpose, the period from August 2, 1999 through December 31, 1999 shall be deemed to constitute one completed calendar year of employment. Credited Service and Continuous Service (as those terms are defined in the Pension Plan) shall accrue at a rate of three (3) years for a completed calendar year of employment in 2004 and a completed calendar year of employment in 2005.

(2) Subject to Section 10(a)(4) below, Mr. Kuhn shall accrue Credited Service and Continuous Service with respect to the 2006 calendar year only if he remains employed with the Company on December 31, 2006. In such event, the number of years of Credited Service and Continuous Service to be accrued on Mr. Kuhn’s behalf for 2006 shall be 3 years.

(3) Subject to Section 10(a)(4) below, Mr. Kuhn shall accrue Credited Service and Continuous Service with respect to the 2007 calendar year only if he remains employed with the Company on December 31, 2007. In such event, the number of years of Credited Service and Continuous Service to be accrued on Mr. Kuhn’s behalf for 2007 shall be 3 years.”

3. The following paragraphs shall be added to Section 10(a):

(4) Mr. Kuhn shall have 6 additional years of Credited Service and Continuous Service accrued on his behalf if he terminates employment with the Company before December 31, 2006 in a manner that entitles him to severance benefits under Section 8(d) of his Employment Agreement with the Company dated February 24, 2006 (the “Employment Agreement”). Mr. Kuhn shall have 3 additional years of Credited Service and Continuous Service accrued on his behalf if he terminates employment with the Company on or after December 31, 2006 but before December 31, 2007 in a manner that entitles him to severance benefits under Section 8(d) of the Employment Agreement.

(5) Mr. Kuhn shall not accrue any Credited Service or Continuous Service (as those terms are defined in the Pension Plan) on and after January 1, 2008 under any circumstances.

(6) The maximum benefit that Mr. Kuhn may receive from the SERP shall not exceed:

(i)  $8,912,000 (or its Actuarial Equivalent if payment is made in a form other than a single lump sum payment) if Mr. Kuhn does not remain employed by the Company on December 31, 2006;

(ii) $10,500,000 (or its Actuarial Equivalent if payment is made in a form other than a single lump sum payment) if Mr. Kuhn does not remain employed by the Company on December 31, 2007; and

(iii) $12,000,000 (or its Actuarial Equivalent if payment is made in a form other than a single lump sum payment) if Mr. Kuhn remains employed on or after December 31, 2007.

Notwithstanding the foregoing, the maximum benefit that Mr. Kuhn may receive from the SERP shall be increased to $12,000,000 (or its Actuarial Equivalent if payment is made in a form other than a single lump sum payment) under Section 10(a)(6)(i) and (ii) above if his employment terminates prior to December 31, 2007 in a manner that entitles him to severance benefits under Section 8(d) of his Employment Agreement.

(7) In determining the maximum benefit for purposes of Section 10(a)(6) if Mr. Kuhn elects payment other than in the form of a single lump sum payment, Actuarial Equivalence shall be determined based on the definition of Actuarial Equivalent in Section 2.1 of the Pension Plan after disregarding Section 2.1(c) and (d).

EXCEPT AS AMENDED HEREIN, the terms of the SERP, as amended and restated as of January 1, 1994, and as amended by a First Amendment, Second Amendment, Third Amendment, Fourth Amendment and a Fifth Amendment, are confirmed and remain unchanged.

IN WITNESS WHEREOF, Kaman Corporation has caused this Sixth Amendment to be executed on its behalf by its duly authorized officer this 27th day of February, 2006.

KAMAN CORPORATION
By:	/s/ Robert M. Garneau
Robert M. Garneau
Its: Executive Vice President and Chief Financial Officer

Attest:
/s/ Candace A. Clark
Date: February 27, 2006